UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2023

DESEO SWIMWEAR INC.
(Exact name of registrant as specified in its charter)

Nevada	333-210419	47-3812711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 Rhode Island Avenue NW 2nd floor Washington DC 20036
(Address of Principal Executive Offices)

(202) 999-6598

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective February 14, 2023, Michael Rosen, the previous majority shareholder of Medicale Corp. (the “Company”), entered into a stock purchase agreement for the sale of 3,200,000 shares of Common Stock of Jon Darmstadter (the “Shares”).  Such transfer was made so that Mr. Darmstadter could effectuate a transfer of the Shares to John Ioannis Neocleous.  Effective Febraury 17, 2023, Mr. Darmstadter entered into a stock purchase agreement for the sale of the Shares to Mr. Neocleous.

Item 1.02 Termination of a Material Definitive Agreement

In July 2022, Deseo and its affiliates entered into a series of agreements with Cody Development Corp,, a Louisiana corporation (“Cody”) and its sole shareholder Steven Ricks, pursuant to which Mr. Ricks contemplated the contribution to Deseo 100% of the capital stock of Cody to the Company.  The ageements between the Company and Cody and Mr. Ricks were terminated and waived as of February 17, 2023, and the parties agreed to a mutual release of all claims related thereto.

Item 5.01 Changes in Control of Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 5.01.

The stock purchase agreements between Mr. Rosen and Mr. Darmstadter, and between Mr. Darmstadter and Mr. Neocleous were consummated on February 14, 2023 and February 17, 2023, respectively.

As a result of the acquisition of the Shares, Mr. Neocleous. holds approximately 54% of the issued and outstanding shares of Common Stock of the Company, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Also effective on February 17, 2023, the previous sole officer and director of the Company, Michael Rosen, resigned his positions with the Company.  Upon such resignations, John Ioannis Neocleous was appointed as Chief Executive Officer, Chairman of the Board, Treasurer and Secretary, and Director of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background description of the newly appointed officer and director is as follows:

John Ioannis Neocleous

A dual Canadian-Cyprus citizen, John left Cyprus after he completed his army service as a junior officer in 1991. In 1994 he graduated with honors with a Bachelor of Law (LLB) from the University of East Anglia in the UK. He followed that with a graduate Diploma in Human Rights and International Criminal Law at the European University Institute in Florence, Italy. Upon his return to the UK, he was offered multiple scholarships, and at the age of 24 became one of the youngest lecturers at the University of Sussex teaching Human Rights and International Criminal Law at the LLM program. He received his MPhil (Master of Philosophy) in International Criminal Law in 1999.

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John is the owner and managing partner of NCI LAW GROUP since 1998. He has practiced law in over 40 countries globally and is currently licensed to practice law in Switzerland, the United Kingdom, the European Union and the United States. He is licensed by the Council of the Bars and Law Societies of the European Union (ECCBE – EU), the Solicitors Regulation Authority (SRA - UK), the Washington State Bar Association (WSBA - USA), the Ordre des Advocates Vaudois (OAV – Switzerland) the Cyprus Bar Association (CYBAR – Cyprus), the IBA (International Bar Association, and the Association Romande des Intermediaires Financiers (ARIF – Switzerland).

John was also the owner and Chief Executive Officer of NCI FINANCE LLC, a financial company engaged in the reception, transmission and execution of clients' orders in relation to a series of financial instruments directly with the Chicago Mercantile Exchange (CME). NCI FINANCE LLC was licensed by the Cyprus Securities and Exchange Commission and was further authorized to provide financial services in 29 countries throughout the European Union and the United Kingdom.

Item 8.01 Other Events.

Change in Address of Company

Effective February 17, 2023, the Company’s location and the location of the Company’s books and records has changed to 1710 Rhode Island Avenue NW, 2nd floor, Washington DC 20036.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2023	By:	/s/ John Neocleous
Name: John Neocleous
Title: President

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